Exhibit 10.74

December 15, 2006

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia
V6V 2J1

Re: Registration rights on financial instruments held by Cornell Capital Partners, LP (“Cornell”), Starome Investments Limited (“Starome”), Xentennial Holdings Limited (“Xentennial”) and Staraim Enterprises Limited (“Staraim”)

The following financial instruments are held by the entities identified below:

Date of Instrument	Financial Instrument	Amount	Held by
March 22 05	5% convertible preferred stock and warrants	$ 4.0 million	Cornell
May 27 05	5% convertible debenture and warrants	$ 1.5 million	Cornell
Dec. 30 05	10% convertible debenture and warrants	$ 8.0 million	Xentennial
Dec. 30 05	10% convertible debenture and warrants	$ 20.0 million	Starome
Dec. 30 05	10% convertible debenture and warrants	$ 2.0 million	Staraim

On January 11, 2006, SmarTire filed with the SEC a registration statement on Form SB-2, as amended (the “Registration Statement”). The Registration Statement was not declared effective on or before May 11, 2006, resulting in SmarTire being in non-compliance with Section 2 of the financial instruments and related agreements identified above (the “Financial Instruments”).

Each of Cornell, Starome, Xentennial and Staraim agrees that an Event of Default (as defined in the applicable Financial Instrument) has not occurred as a result of the Registration Statement not being declared effective by the SEC pending the filing of an amended or new registration statement on or prior to March 31, 2007, and each of  Cornell, Starome, Xentennial and Staraim waives any and all of its rights under the applicable default provisions of the Financial Instruments affected by this non-compliance until March 31, 2007.

We understand that on November 7, 2006 SmarTire Systems Inc. closed on a $1.2 million securities purchase agreement providing for the sale by SmarTire, and the purchase by TAIB Bank, B.S.C. and Certain Wealth Ltd., of 10% convertible debentures due in October 2008 (the "New Financing").

As a result of the New Financing, the warrant exercise price of $0.16 per share in each of the following warrants (the "Warrants") was adjusted to $0.0298 per share:
1.	Amended and Restated Warrant to Purchase 41,668,750 shares of common stock, dated as of December 30, 2005, issued by SmarTire Systems Inc. to Starome Investments Ltd.;
2.	Amended and Restated Warrant to Purchase 16,668,750 shares of common stock, dated as of December 30, 2005, issued by SmarTire Systems Inc. to Xentennial Investments Ltd.; and
3.	Amended and Restated Warrant to Purchase 4,162,500 shares of common stock, dated as of December 30, 2005, issued by SmarTire Systems Inc. to Staraim Investments Ltd.

Each of Starome, Xentennial ans Staraim waives, and agrees that New Financing and issuance any securities of SmarTire in connection therewith will not trigger, any adjustment to the number of warrant shares issuable upon exercise of the Warrants.

Yours very truly,

Cornell Capital Partners, LP /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager	Starome Investments Limited /s/ Michael Weiss By: Michael Weiss Its: Director	Staraim Enterprises Limited /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager
Agreed and Acknowledged on December 15, 2006 SmarTire Systems Inc. /s/ Jeff Finkelstein By: Jeff Finkelstein Its: Chief Financial Officer		Xentennial Holdings Limited /s/ Mark Angelo By: Mark Angelo Its: President and Portfolio Manager